Exhibit 99.1

FC-GEN ACQUISITION, INC. 1035 Powers Place Alpharetta, GA 30004

May 1, 2007

Board of Directors
Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of January 15, 2007, by and among FC-GEN Acquisition, Inc. (“Parent”), GEN Acquisition Corp. and Genesis HealthCare Corporation (the “Company”), as amended as of the date hereof (the Merger Agreement”). Unless otherwise specifically defined in this letter, each capitalized term used herein shall have the meaning assigned to such term in the Merger Agreement.

1.	Parent hereby offers as follows (collectively, the “Offer”):

	a.	to amend Section 3.1(c) of the Merger Agreement to increase the cash consideration payable thereunder from $64.25 per Share, without interest, to $65.25 per Share, without interest, provided, however, that if the Closing does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by $0.01609 each day until the day the Closing occurs, beginning July 31, 2007,

	b.	to amend Section 7.15 of the Merger Agreement by deleting the words “for the time periods set forth for such program in Section 7.15 of the Company Disclosure Letter” and replacing them with “for a period of three years” and to amend Section 7.15 of the Company Disclosure Letter by deleting the words “As set forth in the Company’s FYE 2007 budget.” and replacing them with “The minimum level of capital spending for each of the fiscal years from 2008 through 2010 should be $55 million per year in accordance with the Company’s policy,”

	c.	to cause to be executed an amendment to the equity commitment letter dated as of January 15, 2007, among Parent, JER Partners Acquisitions IV, LLC and FC Investors XI, LLC, as amended to the date hereof, to provide the necessary additional equity financing to fund the increased per share price,

	d.	to cause General Electric Credit Corporation (“GECC”) to consent to the amendment to Section 3.1(c) of the Merger Agreement, as provided above, pursuant to the Commitment Letter from GECC to Parent dated January 12, 2007, as amended as of the date hereof, and

	e.	to cause paragraph 9 of Amendment No. 2 to the Merger Agreement dated as of April 19, 2007 to be amended by changing the referenced May 4, 2007 to May 11, 2007.

2.	Parent shall use commercially reasonable efforts to prepare and circulate before 5:00 pm, EDT, on May 1, 2007 to the Company and the other parties to the agreements referenced in paragraph 1 above forms of agreements reasonably designed to effect the Offer. However, no such agreement shall be binding on the Company, Parent or such other parties unless and until the respective parties thereto shall have executed and delivered such agreement on terms and conditions mutually agreed by such parties, and the Offer may be accepted by the Company exclusively by executing and delivering the agreement referenced in paragraph 1(a) above on such terms and conditions, and by no other means.

3.	The Company and Parent shall comply with Section 7.2 of the Merger Agreement as though the provisions thereof applied to the Offer, the consideration thereof by the Company, the negotiation of the agreements referenced in paragraph 1 above and the execution and delivery thereof.

4.	If any agreement referenced in paragraph 1 above has not been executed and delivered by the respective parties thereto at or before 5 pm, EDT, on May 2, 2007, the Offer shall terminate without further action by any person.

6.	The Offer shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

Very truly yours,

FC-GEN ACQUISITION, INC.

/s/ Steven Fishman By _________________________
Name: Steven Fishman
Title: Vice President